Exhibit 10.17 (d)



                   THIRD ADDENDUM TO SHOW PRODUCTION AGREEMENT

         THIS THIRD ADDENDUM (the "Third Addendum") is made by and between ON STAGE ENTERTAINMENT, INC., with offices at 4625 West Nevso, Suite 9, Las Vegas, Nevada 89103 (hereinafter referred to as "On Stage") KURZ MANAGEMENT, with offices at Wilhelmshavenerstrasse 33, 10551, Berlin (hereinafter referred to as "Kurz") this 18TH day of December, 1997.

                                    RECITALS

         WHEREAS, On Stage and Kurz entered into a Show Production Agreement (the "Show Production Agreement") on May 31, 1997, which was subsequently amended on July 31, 1997 (the "First Addendum") and again on August 8, 1997 (together with the First Addendum, the "Addenda"), pursuant to which On Stage is to present and otherwise stage its federally registered "Legends in Concert" production (the "Show") for Kurz at the Estrel Residence & Congress Hotel in Berlin, Germany (the "Venue"); and

         WHEREAS, after further negotiations, the parties wish to amend and augment the terms contained in the Show Production Agreement and the Addenda by entering into this Third Addendum.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, obligations and benefits contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                         MODIFICATION OF EXISTING TERMS

         By this Third Addendum, the parties agree to amend and modify only those terms and conditions of the Show Production Agreement and the Addenda specifically enumerated. To the extent that a specific term, provision or condition is not modified or set forth in this Third Addendum, the original terms of Show Production Agreement and the Addenda are intended to remain in full force and effect. To the extent possible, the numbering of the following provisions shall correspond with the numbering sequence of the original Show Production Agreement Addenda terms, which they replace or to which they are added.

                              TERMS AND CONDITIONS

          3. TERM. The Show will be performed at the Venue in accordance with the terms contained herein from January 18, 1997 through and including December 31, 1998 (the "Second Term").

         5. ON STAGE'S RESPONSIBILITIES. On Stage shall maintain joint creative control of the Show including the exclusive right to modify and/or alter any and all aspects of the same at its reasonable discretion, except as provided for herein, and shall retain all rights to the Show. However, On Stage shall give appropriate consideration to any reasonable requests of Kurz, which may be caused by the different environment for the Show at the Venue. The Show will be a high-class impersonation show to be presented in a form, style, and format which meets or exceeds the generally accepted quality and performance standards for impersonation shows and reviews presented in the United States, in theaters of similar size with similar equipment. On Stage hereby further agrees that it will provide the following:

         5.6 All Performers shall arrive in Berlin and be prepared to rehearse the Show from January 17, 1997 through January 18, 1997 so as to be prepared to commence performances of the Show on January 18, 1997. Kurz shall remain responsible for those same amenities provided to On Stage's Performers as is to be provided to them during the run of the Show (i.e. housing, meals, etc.).

         5.10 On Stage hereby agrees to change out the Principal Acts on March 15, 1998. Kurz hereby requests that the Principal Acts be replaced with impersonators of Buddy Holly, Bette Midler, Tom Jones, Michael Jackson and Elvis and On Stage hereby agrees to use its good faith efforts to provide said requested acts. Kurz will be responsible for all costs related to the change out of the Principal Acts, including, but not limited to: rehearsal pay, airfare, housing accommodations, food or a per diem, costs of cartage and shipping of all necessary props and costumes, if necessary, etc.

         5.11 On Stage hereby agrees to change out the Principal Acts again on September 11, 1998, so long as Kurz assumes all financial responsibility related to the change out.

          6. RESPONSIBILITIES OF KURZ. Kurz hereby agrees that it will provide the following at its sole cost and expense:

          6.1 Provide sixteen (16) international round-trip airline tickets on a regularly scheduled American flight carrier (USA/Berlin/USA) and domestic transportation to the Venue and back. In addition, Kurz shall provide international round-trip airline tickets for all Principal Acts during any and all change out periods (i.e. March 15, 1998 and possible July 1998).

          7. PAYMENT INFORMATION. Kurz shall pay to On Stage TWENTY NINE THOUSAND DOLLARS ($29,000.00) per week in United States Currency in consideration for On Stage's services contemplated hereunder. The first payment shall be due by no later than January 14, 1997. In addition to the above, the parties hereto agree that all gross receipts derived from the presentation of the Show above $54,000 USD per week will be split between the parties as follows: 75% to Kurz and 25% to On Stage. All payments required by Kurz hereunder shall be paid in United States Currency by automatic wire transfer into an account specified by On Stage. All costs associated with these automatic wire transfers shall be borne by Kurz. All payments required hereunder, shall be made via wire transfer directly into an account specified by On Stage and shall be secured by a $200,000 non-reducing irrevocable stand-by Letter of Credit issued by a German or United States bank approved by On Stage. On Stage hereby pre-approves Berliner Bank for such transaction.

         8. MERCHANDISE. On Stage hereby grants to Kurz the right to sell On Stage's federally registered Show related merchandise at the Venue ("Show Merchandise"). A catalogue containing the available Show Merchandise and the cost associated thereto will be provided to Kurz upon request. All costs related to the sale of the Show Merchandise including, but not limited to the cost of shipping the merchandise, any freight charges, the cost of setting up and operating the merchandise booth(s) and any taxes levied on the sale thereof shall be the exclusive responsibility of Kurz.

         36. SPECIAL EVENT. On Stage hereby agrees to perform the Show at a special event in Cologne for one performance on January 16, 1998. On Stage will ensure that the Performers arrive in Cologne by no later than January 15, 1998 so as to be prepared to perform on January 16, 1998. Kurz hereby agrees to pay On Stage an all inclusive one-time fee of $5,600 USD in consideration of On Stage's services of providing its Performers for this special event and further agrees to provide the Performers with all housing, food, travel and other accommodations that Kurz would normally be responsible for if the Show was being performed in Berlin.

         IN WITNESS WHEREOF, the parties hereto have executed this Third Addendum on the date and year first above written.


/s/ John W. Stuart                                   /s/ Bernhard Kurz
----------------------------                         ---------------------------
John W. Stuart                                       Bernhard Kurz
Chief Executive Officer                              President
On Stage Entertainment, Inc.                         Kurz Management